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                               THE COVENTRY GROUP

               Establishment and Designation of a Series of Shares
                of Beneficial Interest, Par Value $0.01 Per Share

         RESOLVED, that pursuant to Section 5.11 of the Declaration of Trust of The Coventry Group (the "Trust") dated January 8, 1992, ("Declaration"), a separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Trust's new investment portfolio (the "Fund"); and

         FURTHER RESOLVED, that the Fund shall have the following special and relative rights:

         1. The Fund shall be designated the "1st Source Monogram Long/Short Fund".

         2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective prospectus and registration statement under the Securities Act of 1933. Each share of beneficial interest ("Share") of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund, and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration or in accordance with applicable law, regulation or regulatory policy

         3. Shareholders of each series of shares of the Trust shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended, (the "Act"), and the rules thereunder, and the Trust's registration statement, with respect to (i) the election of Trustees,
(ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of shares, in which case only the shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that series alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each series entitled to on the matter is required.

         4. The assets and liabilities of the Trust shall be allocated to the Fund as set forth in Section 5.11(d) of the Declaration; except that costs of establishing the Fund and of the registration and public offering of the Fund's Shares shall be treated in accordance with applicable law and generally accepted accounting principles.

         5. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund or to otherwise change the special and relative rights of the Fund, provided that such change shall not adversely affect the rights of the Shareholders of the Fund.
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         IN WITNESS WHEREOF, the undersigned have executed this instrument this
22nd day of May, 2003.



         /s/ Walter B. Grimm                       /s/ John H. Ferring IV
         -----------------------------             ---------------------------
         Walter B. Grimm                           John H.Ferring IV



         /s/ Maurice G. Stark                      R. Jeffrey Young
         -----------------------------             ---------------------------
         Maurice G. Stark                          R. Jeffrey Young



         /s/ Michael M. Van Buskirk
         -----------------------------
         Michael M. Van Buskirk


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